Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

Unaudited Combined Financial Statements

Condensed Combined Balance Sheets	F-2

Condensed Combined Statements of Operations	F-3

Condensed Combined Statements of Comprehensive Loss	F-4

Condensed Combined Statements of Equity	F-5

Condensed Combined Statements of Cash Flows	F-6

Notes to Condensed Combined Financial Statements	F-8

MAXEON SOLAR TECHNOLOGIES, PTE. LTD.

CONDENSED COMBINED BALANCE SHEETS

(unaudited)

(In thousands)

	As of
	March 29, 2020	December 29, 2019
Assets
Current assets
Cash and cash equivalents	$55,792	$120,956
Restricted short-term marketable securities	6,196	6,187
Accounts receivable, net[1]	127,659	150,365
Inventories	208,084	194,852
Advances to suppliers, current portion	98,452	107,388
Prepaid expenses and other current assets	39,131	38,369

Total current assets	$535,314	$618,117
Property, plant and equipment, net	270,865	281,200
Operating lease right of use assets	18,129	18,759
Other intangible assets, net	3,233	5,092
Advances to suppliers, net of current portion.	13,993	13,993
Other long-term assets	52,212	53,050

Total assets	$893,746	$990,211

Liabilities and Equity
Current liabilities
Accounts payable[1]	$249,193	$286,464
Accrued liabilities[1]	81,570	92,570
Contract liabilities, current portion[1]	45,668	78,939
Short term debt	46,583	60,383
Operating lease liabilities, current portion	2,475	2,365

Total current liabilities	$425,489	$520,721
Long-term debt	1,315	1,487
Contract liabilities, net of current portion	32,324	35,616
Operating lease liabilities, net of current portion	17,667	18,338
Other long-term liabilities	42,935	46,526

Total liabilities	$519,730	$622,688

Commitments and contingencies (Note 6) Equity
Net Parent investment[1]	$374,046	$369,837
Accumulated other comprehensive loss	(6,006)	(7,618)

Equity attributable to the Company	368,040	362,219
Noncontrolling interests	5,976	5,304

Total equity	374,016	367,523

Total liabilities and equity	$893,746	$990,211

1

We have related-party balances for transactions with SunPower Corporation (“Parent”) and Total S.A. and its affiliates as well as unconsolidated entities in which we have a direct equity investment. These related-party balances are recorded within the “Accounts receivable, net,” “Accounts payable,” “Accrued liabilities,” “Contract assets,” “Contract liabilities, current portion,” “Contract liabilities, net of current portion,” and “Net Parent investment” financial statement line items in our Condensed Combined Balance Sheets (see Note 2, Note 4, and Note 8).

The accompanying notes are an integral part of these condensed combined financial statements.

MAXEON SOLAR TECHNOLOGIES, PTE. LTD.

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands)

	Three Months Ended
	March 29, 2020	March 31, 2019
Revenue [1]	$227,640	$229,071
Cost of revenue [1]	224,408	264,632

Gross profit (loss)	3,232	(35,561)

Operating expenses
Research and development	8,570	7,502
Sales, general and administrative [1]	24,242	20,813
Restructuring credits	—	(605)

Total operating expenses	32,812	27,710

Operating loss	(29,580)	(63,271)
Other expense, net
Interest expense [1]	(5,905)	(6,309)
Other, net	4,631	(304)

Other expense, net	(1,274)	(6,613)

Loss before income taxes and equity in earnings of unconsolidated investees	(30,854)	(69,884)
Provision for income taxes	(468)	(2,115)
Equity in earnings of unconsolidated investees	245	1,435

Net loss	(31,077)	(70,564)
Net loss attributable to noncontrolling interests	(672)	(1,009)

Net loss attributable to the Parent	$(31,749)	$(71,573)

1

We have related-party transactions with Parent and Total S.A. and its affiliates as well as unconsolidated entities in which we have a direct equity investment. These related-party transactions are recorded within the “Revenue,” “Cost of revenue,” “Operating expenses: Sales, general and administrative,” and “Other income (expense), net: Interest expense” financial statement line items in our Condensed Combined Statements of Operations (see Note 2 and Note 8).

The accompanying notes are an integral part of these condensed combined financial statements.

MAXEON SOLAR TECHNOLOGIES, PTE. LTD.

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE LOSS

(unaudited)

(In thousands)

	Three Months Ended
	March 29, 2020	March 31, 2019
Net loss	$(31,077)	$(70,564)
Components of other comprehensive loss, net of taxes:
Currency translation adjustment	24	245
Net changes in derivatives (Note 10)	1,402	120
Net gain (loss) on long-term pension liability obligation	186	(4)
Total other comprehensive income	1,612	361

Total comprehensive loss	(29,465)	(70,203)
Comprehensive loss attributable to noncontrolling interests	(672)	(1,009)

Comprehensive loss attributable to the Parent	$(30,137)	$(71,212)

The accompanying notes are an integral part of these condensed combined financial statements.

MAXEON SOLAR TECHNOLOGIES, PTE. LTD.

CONDENSED COMBINED STATEMENTS OF EQUITY

(unaudited)

(In thousands)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Equity Attributable to the Company	Noncontrolling Interests	Total Equity
Balance at December 29, 2019	$369,837	$(7,618)	$362,219	$5,304	$367,523
Net loss	(31,749)	—	(31,749)	672	(31,077)
Other comprehensive income	—	1,612	1,612	—	1,612
Net Parent contribution	35,958	—	35,958	—	35,958

Balance at March 29, 2020	$374,046	$(6,006)	$368,040	$5,976	$374,016

	Net Parent Investment	Accumulated Other Comprehensive Loss	Equity Attributable to the Company	Noncontrolling Interests	Total Equity
Balance at December 30, 2018	$438,209	$(4,008)	$434,201	$1,147	$435,348
Net loss	(71,573)	—	(71,573)	1,009	(70,564)
Other comprehensive income	—	361	361	—	361
Net Parent contribution	13,449	—	13,449	—	13,449

Balance at March 31, 2019	$380,085	$(3,647)	$376,438	$2,156	$378,594

The accompanying notes are an integral part of these condensed combined financial statements.

MAXEON SOLAR TECHNOLOGIES, PTE. LTD.

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)

	Three Months Ended
	March 29, 2020	March 31, 2019
Cash flows from operating activities
Net loss	$(31,077)	$(70,564)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	14,658	13,376
Stock-based compensation	1,889	1,269
Non-cash interest expense	5,198	6,276
Equity in earnings of unconsolidated investees	(245)	(1,435)
Gain on equity investments	(1,281)	—
Deferred income taxes	808	1,170
Other, net	1,064	217
Changes in operating assets and liabilities
Accounts receivable	21,645	(2,045)
Contract assets	(1,204)	(801)
Inventories	(13,015)	(10,406)
Prepaid expenses and other assets	417	562
Operating lease right-of-use assets	—	(480)
Advances to suppliers	8,936	13,027
Accounts payable and other accrued liabilities	(65,108)	40,106
Contract liabilities	(36,564)	(9,910)
Operating lease liabilities	69	—

Net cash used in operating activities	(93,810)	(19,638)

Cash flows from investing activities
Purchases of property, plant and equipment	(5,746)	(5,752)
Proceeds from dividends and partial return of capital by an unconsolidated investee	2,462	—

Net cash used in investing activities	(3,284)	(5,752)

Cash flows from financing activities
Proceeds from debt	64,144	58,978
Repayment of debt	(60,949)	(57,278)
Repayment of capital lease obligations & other debt	(156)	(118)
Net Parent contribution	29,273	5,702

Net cash provided by financing activities	32,312	7,284

Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(261)	555

Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(65,043)	(17,551)
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period	123,803	101,749

Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$58,760	$84,198

Non-cash transactions
Property, plant and equipment purchases funded by liabilities	$(4,412)	$2,050
Right-of-use assets obtained in exchange for lease obligations[1]	$—	$13,139
Interest expense financed by Parent	$4,250	$4,250
Aged supplier financing balances reclassified from accounts payable to short term debt	$5,000	$—

The following table reconciles our cash and cash equivalents and restricted cash and restricted cash equivalents reported on our Condensed Combined Balance Sheets and the cash, cash equivalents, restricted cash and restricted cash equivalents reported on our Condensed Combined Statements of Cash Flows for the three months ended March 29, 2020 and March 31, 2019:

(In thousands)	March 29, 2020	March 31, 2019
Cash and cash equivalents	$55,792	$82,719
Restricted cash and restricted cash equivalents, current portion, included in prepaid expenses and other current assets	2,966	17
Restricted cash and restricted cash equivalents, net of current portion, included in other long-term assets	2	1,462

Total cash, cash equivalents, restricted cash and restricted cash equivalents shown in statement of cash flows	$58,760	$84,198

[1]	Amounts for the three months ended March 31, 2019 include the transition adjustment for the adoption of ASC 842 and new Right-of-Use (“ROU”) asset additions.

The accompanying notes are an integral part of these condensed combined financial statements.

NOTE 1. BACKGROUND AND BASIS OF PRESENTATION

Background

On November 11, 2019, SunPower Corporation (“SunPower Corporation” or “Parent”) announced its intention to separate into two independent publicly traded companies: one comprising its solar panel cell and solar manufacturing operations and supply to resellers and commercial and residential end customers outside of the United States of America and Canada (the “Domestic Territory”), which will conduct business as Maxeon Solar Technologies, Pte. Ltd. (the “Company,” “Maxeon Solar,” “we,” “us,” and “our”), a company incorporated under the Laws of Singapore and a wholly owned subsidiary of SunPower Corporation, and one comprising its solar panel manufacturing operations, equipment supply, and sales of energy solutions and services in the Domestic Territory, including direct sales of turn-key engineering, procurement and construction services, sales to its third-party dealer network, sales of energy under power purchase agreements, storage and services solutions, cash sales and long-term leases directly to end customers which will continue as SunPower Corporation. Refer to Note 1 Background and Basis of Presentation, of the Notes to the annual Combined Financial Statements presented on Form 20-F for further information regarding the proposed separation.

Liquidity

The global spread of the coronavirus (“COVID-19”) has created significant uncertainty and economic disruptions worldwide. In our response to the COVID-19 pandemic, we and Parent have instituted certain measures, including shelter-in-place orders for the majority of our workforce, travel restrictions and temporary idling of our factories in France, Malaysia, Mexico, and the Philippines. All of our factories have resumed production as of May, in compliance with the relevant local restrictions. In addition, we have implemented several mitigating actions to prudently manage our business during the current industry uncertainty relating to the COVID-19 pandemic. These actions include reduction of management salaries, freezing of all hiring and merit increases, reduction in capital expenditures and discretionary spending, and temporarily implementing a four-day work week for a portion of our employees in large part in recognition of reduced demand and workloads due to the pandemic.

Despite the challenging and volatile economic conditions, we believe that our total cash and cash equivalents will be sufficient to meet our obligations over the next 12 months from the date of issuance of our financial statements. In addition, we have historically been successful in our ability to work with our vendors to obtain favorable payment terms, when possible, and our ability to reduce manufacturing output to reduce inventory in order to optimize our working capital. We may also choose to explore additional options in connection with our short-term liquidity needs, such as selling raw materials inventory to third parties, liquidating certain investments, implementing additional restructuring plans, and deferring or canceling uncommitted capital expenditures and other investment or acquisition activities.

Although we have historically been able to generate liquidity, we cannot predict, with certainty, the outcome of our actions to generate liquidity as planned. Additionally, we are uncertain of the impact over time of the COVID-19 pandemic to our business, operations and financial results.

Basis of Presentation

Standalone financial statements have not been historically prepared for our business. These interim condensed combined financial statements of the Company have been derived from the condensed consolidated financial statements and accounting records of Parent as if we had operated on our own during the period presented and were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The primary basis for presenting consolidated financial statements is when one entity has a controlling financial interest in another entity. As there is no controlling financial interest present between or among the entities that comprise our business, we are preparing the financial statements of the Company on a combined basis. Parent’s investment in the Company’s business is shown in lieu of equity attributable to the Company as there is no consolidated entity in which Parent holds an equity interest. Parent’s investment represents its interest in the recorded net assets of the Company. See Note 8. Transactions with Parent and Net Parent Investment.

Certain information and footnote disclosures required by GAAP for complete annual financial statements have been omitted from these unaudited condensed combined financial statements and, therefore, these financial statements should be read in conjunction with the Company’s annual Combined Financial Statements for the year ended December 29, 2019, included on Form 20-F. The financial information included herein is unaudited, and reflects all adjustments which are, in the opinion of our management, of a normal recurring nature and necessary for a fair statement of the results for the periods presented. The operating results for the three months ended March 29, 2020 are not necessarily indicative of the results that may be expected for fiscal year 2020, or for any other future period.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed combined financial statements and accompanying notes. Refer to Note 2 Summary of Significant Accounting Policies, of the Notes to the annual Combined Financial Statements presented on Form 20-F, for the significant estimates and assumptions applied by management in the preparation of the combined financial statements.

We have a 52-to-53-week fiscal year that ends on the Sunday closest to December 31. Accordingly, every fifth or sixth year will be a 53-week fiscal year. The current fiscal year, fiscal 2020, is a 53-week fiscal year, while fiscal year 2019 was a 52-week fiscal year. The first quarter of fiscal 2020 ended on March 29, 2020, while the first quarter of fiscal 2019 ended on March 31, 2019.

Principles of Combination

The condensed combined financial statements include the Company’s net assets and results of operations as described above. All intercompany transactions and accounts within the combined businesses of the Company have been eliminated.

Intercompany transactions between the Company and Parent are considered to be effectively settled in the condensed combined financial statements at the time the transaction is recorded to the extent they have historically been forgiven. The total net effect of the settlement of these intercompany transactions is reflected in the Condensed Combined Statements of Cash Flows within financing activities and in the Condensed Combined Balance Sheets within Net Parent investment. Intercompany amounts that have historically been presented as an intercompany asset or liability due to or from the Parent primarily related to sales to Parent or asset transfers between Parent and the Company.

Use of Estimates

The preparation of the condensed combined financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the condensed combined financial statements and accompanying notes. Significant estimates in these condensed combined financial statements include (i) revenue recognition, specifically, management’s assessment of market-based pricing terms related to sales of solar modules to Parent, the nature and timing of satisfaction of performance obligations, standalone selling price of performance obligations and variable consideration; (ii) allowances for credit losses, including estimating macroeconomic factors affecting the historical recovery rate of receivables; (iii) inventory write-downs; (iv) stock-based compensation; (v) long-lived asset impairment, specifically estimates for valuation assumptions including discount rates and future cash flows, economic useful lives of property, plant and equipment, intangible assets, and investments; (vi) fair value of financial instruments; (vii) valuation of contingencies such as accrued warranty; (viii) the incremental borrowing rate used in discounting of lease liabilities; and (ix) income taxes and tax valuation allowances. Actual results could materially differ from those estimates.

Due to the COVID-19 pandemic, there has been uncertainty and disruption in the global economy and financial markets. We are not aware of any specific event or circumstance that would require updates to our estimates and judgments or require us to revise the carrying value of our assets or liabilities as of the date of issuance of the financial statements. These estimates may change as new events occur and additional information is obtained. Actual results could differ materially from these estimates under different assumptions or conditions.

Summary of Selected Significant Accounting Policies

Included below, are selected significant accounting policies that were added or modified during the three months ended March 29, 2020 as a result of new transactions entered into or the adoption of new accounting policies. Refer to Note 2 Summary of Significant Accounting Policies of the Notes to the annual Combined Financial Statements presented on Form 20-F for the full list of our significant accounting policies.

Financial Instruments - Credit Losses

Effective December 30, 2019, we adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13) and subsequent amendments to the initial guidance: ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11, ASU 2020-02, and ASU 2020-03 (collectively, “Topic 326”). Topic 326 requires measurement and recognition of expected credit losses for financial assets held. The amendment applies to entities which hold financial assets and net investments in leases that are not accounted for at fair value through net income as well as loans, debt securities, accounts receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. For additional information on the changes resulting from the new standard and the impact to our financial results on adoption, refer to the section Recently Adopted Accounting Pronouncements below.

We recognize an allowance for credit loss at the time a receivable is recorded based on our estimate of expected credit losses and adjust this estimate over the life of the receivable as needed. We evaluate the aggregation and risk characteristics of a receivable pool and develop loss rates that reflect historical collections, current forecasts of future economic conditions over the time horizon we are exposed to credit risk, and payment terms or conditions that may materially affect future forecasts.

As of March 29, 2020, we reported $127.7 million of accounts receivable, net of allowances of $4.1 million. Based on aging analysis as of March 29, 2020, 87.6% of our trade accounts receivable was outstanding less than 60 days. Refer to Note 4. Balance Sheet Components for more details regarding changes in allowance for credit losses. We will continue to actively monitor the impact of the COVID-19 pandemic on expected credit losses.

Recently Adopted Accounting Pronouncements

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606, which (1) clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606; (2) adds unit-of-account guidance in Topic 808 to align with the guidance in Topic 606; and (3) requires that in a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, presenting the transaction together with revenue recognized under Topic 606 is precluded if the collaborative arrangement participant is not a customer. We adopted the ASU during the first quarter of fiscal 2020. The adoption did not have a material impact on our condensed combined financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, which broadens the scope of the private company alternative to include all common control arrangements that meet specific criteria (not just leasing arrangements) and also eliminates the requirement that entities consider indirect interests held through related parties under common control in their entirety when assessing whether a decision-making fee is a variable interest. We adopted the ASU during the first quarter of fiscal 2020. The adoption did not have a material impact on our condensed combined financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40), requiring a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine which implementation costs to capitalize as assets. This ASU is effective for us no later than the first quarter of fiscal 2020 with early adoption permitted. We adopted the ASU during the first quarter of fiscal 2020. The adoption did not have a material impact on our condensed combined financial statements.

In August 2018, the FASB issued ASU 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20), to add, remove, and clarify disclosure requirements related to defined benefit pension and other postretirement plans. We adopted the ASU during first quarter of fiscal 2020. The adoption did not have a material impact on our condensed combined financial statements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13) and subsequent amendment to the initial guidance: ASU 2018-19 (collectively, Topic 326), to replace the prior incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The amendments in Topic 326 apply to entities which hold financial assets and net investments in leases that are not accounted for at fair value through net income as well as loans, debt securities, accounts receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. We adopted the ASU during the first quarter of fiscal 2020. The adoption did not have a material impact on our condensed combined financial statements.

Recent Accounting Pronouncements Not Yet Adopted

For the following accounting pronouncements, the Company has assumed public company transition timeline in anticipation of the proposed separation plan.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The ASU is intended to provide temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens related to the expected market transition from the London Interbank Offered Rate (LIBOR) and other interbank offered rates to alternative reference rates. This guidance is effective beginning on March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. We are planning to adopt this ASU in the second quarter of fiscal 2020. The impacts are not expected to be material.

In January 2020, the FASB issued ASU 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)—Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. The amendment clarifies accounting for equity investments and non-derivative forward contracts or purchased call options under ASC 321. ASU 2020-01 is effective no later than the first quarter of fiscal 2021. Early adoption is permitted, and the ASU should be applied prospectively. While we are still evaluating the impacts of the provisions of ASU 2020-01 on our financial statements and disclosures, the impact is not expected to be material.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. ASU 2019-12 is effective for us no later than the first quarter of fiscal 2021. Most amendments within the standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. We are currently evaluating the impacts of the provisions of ASU 2019-12 on our financial statements and disclosures.

NOTE 2. TRANSACTIONS WITH TOTAL AND TOTAL S.A.

In June 2011, Total Energies Nouvelles Activités USA (“Total”), a subsidiary of Total S.A. (“Total S.A.”), completed a cash tender offer to acquire 60% of SunPower Corporation’s outstanding shares of common stock. In December 2011, SunPower Corporation entered into a Private Placement Agreement with Total (the “Private Placement Agreement”), under which Total purchased additional shares of SunPower Corporation common stock, thereby increasing Total’s ownership to approximately 66% of SunPower Corporation’s outstanding common stock as of that date. As of March 29, 2020, and December 29, 2019, Total’s ownership of SunPower Corporation’s outstanding common stock was approximately 50% and 47%, respectively. As of March 29, 2020 and December 29, 2019, we were partially owned by Total through its ownership of our Parent

The following related party balances and amounts are associated with transactions entered into with Total and its affiliates:

	As of
(In thousands)	March 29, 2020	December 29, 2019
Accounts receivable	$13,513	$2,734
Prepaid expenses and other current assets	3,978	—
Accounts payable[1]	13,309	4,921
Contract liabilities, current portion [2]	19,236	18,786
Contract liabilities, net of current portion [2]	32,125	35,427

1

In connection with obtaining solar module supplies related to two solar projects, we incurred charges of $3.4 million in the first quarter of fiscal 2020 and the remainder $1.9 million, is expected to be recognized by second quarter of fiscal 2020.

2	Refer to Note 6. Commitments and Contingencies—Advances from Customers.

	Three Months Ended
(In thousands)	March 29, 2020	March 31, 2019
Revenue	$18,743	$6,050
Cost of revenue	17,672	4,345
Interest expense incurred on the 4.00% debentures acquired by Total.	$998	$1,000

Supply Agreements

In November 2016, Parent and Total entered into a four-year, up to 200-megawatt (“MW”) supply agreement to support the solarization of certain Total facilities. The agreement covers the supply of 150 MW of Maxeon 2 panels with an option to purchase up to another 50 MW of Performance Series (“P-Series”) solar panels. In March 2017, we received a prepayment totaling $88.5 million. The prepayment is secured by certain of Parent and Maxeon Solar’s assets located in the United States and in Mexico, respectively. We recognize revenue for the solar panels supplied under this arrangement consistent with our revenue recognition policy for solar power components at a point in time when control of such products transfers to the customer, which generally occurs upon shipment or delivery depending on the terms of the contracts.

As of March 29, 2020 and December 29, 2019, we had $19.2 million and $17.6 million, respectively, of “Contract liabilities, current portion”, and $32.1 million and $35.4 million, respectively, of “Contract liabilities, net of current portion” on our Condensed Combined Balance Sheets related to the aforementioned supply agreement (see Note 6. Commitments and Contingencies).

In March 2018, we and Total, each through certain affiliates, entered into an agreement whereby we agreed to sell 3.42 MW of photovoltaic (“PV”) modules to Total for a development project in Chile. This agreement provided for payment from Total in the amount of approximately $1.3 million, 10% of which was paid upon execution of the agreement.

On January 7, 2019, we and Total, each through certain affiliates, entered into an agreement whereby we agreed to sell 3.7 MW of PV modules to Total for a ground-mounted PV installation in Dubai. This agreement provided for payment from Total in the amount of approximately $1.4 million, 10% of which was received after execution of the agreement.

On March 4, 2019, we and Total, each through certain affiliates, entered into an agreement whereby we agreed to sell 10 MW of PV modules to Total for commercial rooftop PV installations in Dubai. This agreement provided for payment from Total in the amount of approximately $3.2 million, 10% of which was received in April 2019.

In December 2019, we and Total, each through certain affiliates, entered into an agreement whereby we agreed to sell 93 MW of PV modules to Total for commercial PV modules in France. This agreement provided for payment from Total in the amount of approximately $38.4 million, 10% of which was received in December 2019.

4.00% Debentures Due 2023

In December 2015, Parent issued the 4.00% debentures due 2023. An aggregate principal amount of $100.0 million of the 4.00% debentures due 2023 were acquired by Total. See Note 1. Background and Basis for Presentation of the Notes to the annual Combined Financial Statements presented on Form 20-F, for additional details related to the 4.00% debentures due 2023.

Affiliation Agreement

Parent and Total have entered into an Affiliation Agreement that governs the relationship between Total and Parent (the “Affiliation Agreement”). Until the expiration of a standstill period specified in the Affiliation Agreement (the “Standstill Period”), and subject to certain exceptions, Total, Total S.A., and any of their respective affiliates and certain other related parties (collectively, the “Total Group”) may not effect, seek, or enter into discussions with any third party regarding any transaction that would result in the Total Group beneficially owning Parent’s shares in excess of certain thresholds, or request Parent or its independent directors, officers or employees, to amend or waive any of the standstill restrictions applicable to the Total Group. The Standstill Period ends when Total holds less than 15% ownership of Parent.

The Affiliation Agreement imposes certain limitations on the Total Group’s ability to seek to effect a tender offer or merger to acquire 100% of the outstanding voting power of Parent and imposes certain limitations on the Total Group’s ability to transfer 40% or more of the outstanding shares or voting power of Parent to a single person or group that is not a direct or indirect subsidiary of Total S.A. During the Standstill Period, no member of the Total Group may, among other things, solicit proxies or become a participant in an election contest relating to the election of directors to Parent’s Board of Directors.

The Affiliation Agreement provides Total with the right to maintain its percentage ownership in connection with any new securities issued by Parent, and Total may also purchase shares on the open market or in private transactions with disinterested stockholders, subject in each case to certain restrictions.

The Affiliation Agreement also imposes certain restrictions with respect to the ability of Parent and its board of directors to take certain actions, including specifying certain actions that require approval by the directors other than the directors appointed by Total and other actions that require stockholder approval by Total.

NOTE 3. REVENUE FROM CONTRACTS WITH CUSTOMERS

During the three months ended March 29, 2020 and March 31, 2019, we recognized revenue for sales of modules and components from contracts with customers of $227.6 million and $229.1 million, respectively. We recognize revenue for sales of modules and components at the point that control transfers to the customer, which typically occurs upon shipment or delivery to the customer, depending on the terms of the contract. Payment terms are typically between 30 and 45 days.

Contract Assets and Liabilities

Contract assets consist of unbilled receivables which represent revenue that has been recognized in advance of billing the customer. During the three months ended March 29, 2020 and March 31, 2019, the increases in contract assets of $1.2 million and $0.8 million, respectively, were primarily due to shipments of products in advance of billings. Contract liabilities consist of deferred revenue and customer advances, which represent consideration received from a customer prior to transferring control of goods or services to the customer under the terms of a sales contract. During the three months ended March 29, 2020 and March 31, 2019, the decreases in contract liabilities of $36.5 million and $9.9 million, respectively, were primarily due to completion of performance obligations. During the three months ended March 29, 2020 and March 31, 2019, we recognized revenue of $38.6 million and $8.7 million that was included in contract liabilities as of December 29, 2019 and December 30, 2018, respectively.

As of March 29, 2020, we have entered into contracts with customers for sales of modules and components for an aggregate transaction price of $330.7 million, the substantial majority of which we expect to recognize over the next 12 months.

NOTE 4. BALANCE SHEET COMPONENTS

Accounts Receivable, Net

(In thousands)	As of
	March 29, 2020	December 29, 2019
Accounts receivable, gross[1]	$131,765	$153,633
Less: allowance for credit losses	(3,308)	(2,767)
Less: allowance for sales returns	(798)	(501)

Accounts receivable, net	$127,659	$150,365

1

In December 2018 and May 2019, Parent entered into factoring arrangements with two separate third party factor agencies related to our accounts receivable from customers in Europe. As a result of these factoring arrangements, title of certain accounts receivable balances was transferred to third-party vendors, and both arrangements were accounted for as a sale of financial assets given effective control over these financial assets has been surrendered. As a result, these financial assets have been excluded from our Condensed Combined Balance Sheets and Combined Balance Sheets. In connection with the factoring arrangements, we sold accounts receivable invoices amounting to $49.5 million and $20.9 million during the three months ended March 29, 2020 and March 31, 2019, respectively. As of March 29, 2020 and March 31, 2019, total uncollected accounts receivable from end customers under both arrangements were $24.3 million and $8.7 million, respectively.

Allowance for Credit Losses

(in thousands)	Balance at Beginning of Period	Provision for credit losses	Charge offs, net of recoveries	Balance at End of Period
Allowance for credit losses
Three months ended March 29, 2020	$2,767	$767	$(226)	$3,308
Three months ended March 31, 2019	$4,250	$(36)	$(171)	$4,043

Inventories

	As of
(In thousands)	March 29, 2020	December 29, 2019
Raw materials	$27,864	$18,864
Work-in-process	64,043	62,045
Finished goods	116,177	113,943

Inventories	$208,084	$194,852

Prepaid Expenses and Other Current Assets

	As of
(In thousands)	March 29, 2020	December 29, 2019
VAT receivables, current portion	$3,021	$4,997
Derivative financial instruments	2,776	1,002
Other receivables	21,605	23,835
Other prepaid expenses and other current assets	11,729	8,535

Prepaid expenses and other current assets	$39,131	$38,369

Other Intangible Assets, Net

(In thousands)	Gross	Accumulated Amortization	Net
As of March 29, 2020:
Patents and purchased technology	$36,270	$(33,037)	$3,233

	$36,270	$(33,037)	$3,233

As of December 29, 2019:
Patents and purchased technology	$36,527	$(31,435)	$5,092

	$36,527	$(31,435)	$5,092

Aggregate amortization expense for intangible assets totaled $1.8 million for the three months ended March 29, 2020 and March 31, 2019, respectively.

As of March 29, 2020, the estimated future amortization expense related to intangible assets with finite useful lives is as follows:

(In thousands)	Amount
Fiscal Year Ended 2020 (Remaining nine months)	$3,128
Thereafter	105

Total future amortization expense	$3,233

Property, Plant and Equipment, Net

	As of
(In thousands)	March 29, 2020	December 29, 2019
Manufacturing equipment	$131,381	$131,332
Land and buildings	137,763	137,723
Leasehold improvements	99,011	99,165
Solar power systems	1,321	1,326
Computer equipment	31,188	30,039
Furniture and fixtures	2,637	2,662
Construction-in-process	13,225	12,500

Property, plant, and equipment, gross	416,526	414,747
Less: accumulated depreciation	(145,661)	(133,547)

Property, plant, and equipment, net	$270,865	$281,200

Other Long-term Assets

	As of
(In thousands)	March 29, 2020	December 29, 2019
Equity investments without readily determinable fair value	$6,680	$7,860
Equity method investments	27,193	26,533
Deferred tax assets	8,529	8,927
Other	9,810	9,730

Other long term assets	$52,212	$53,050

Accrued Liabilities

	As of
(In thousands)	March 29, 2020	December 29, 2019
Employee compensation and employee benefits	$9,757	$19,547
Short-term warranty reserves	7,577	10,111
Restructuring reserve	474	515
VAT payables	8,514	6,390
Derivative financial instruments	2,654	1,962
Legal expenses	2,123	5,265
Taxes payable	12,393	13,826
Liability due to supply agreement	29,260	28,031
Other	8,818	6,923

Accrued liabilities	$81,570	$92,570

Other Long-term Liabilities

	As of
(In thousands)	March 29, 2020	December 29, 2019
Long-term warranty reserves	$26,089	$26,954
Unrecognized tax benefits	11,172	12,849
Long-term security deposit payable	1,990	2,728
Deferred tax liability	337	337
Long-term pension liability	2,852	3,003
Other	495	655

Other long-term liabilities	$42,935	$46,526

Accumulated Other Comprehensive Loss

	As of
(In thousands)	March 29, 2020	December 29, 2019
Cumulative translation adjustment	$(9,438)	$(9,462)
Unrecognized gain on long-term pension liability adjustment	3,288	3,102
Derivatives	430	(1,258)
Deferred Taxes	(286)	—

Accumulated other comprehensive loss	$(6,006)	$(7,618)

NOTE 5. FAIR VALUE MEASUREMENTS

Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement (observable inputs are the preferred basis of valuation):

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Measurements are inputs that are observable for assets or liabilities, either directly or indirectly, other than quoted prices included within Level 1.

•	Level 3—Prices or valuations that require management inputs that are both significant to the fair value measurement and unobservable.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

There were no transfers between fair value measurement levels during the presented period. We did not have any assets or liabilities measured at fair value on a recurring basis requiring Level 3 inputs as of March 29, 2020 or December 29, 2019.

The following table summarizes our assets and liabilities measured and recorded at fair value on a recurring basis as of March 29, 2020 and December 29, 2019:

	March 29, 2020		December 29, 2019
(In thousands)	Total Fair Value	Level 2	Total Fair Value	Level 2
Assets
Prepaid expenses and other current assets Derivative financial instruments (Note 10)	$2,776	$2,776	$1,002	$1,002

Total assets	$2,776	$2,776	$1,002	$1,002

Liabilities
Accrued liabilities Derivative financial instruments (Note 10)	$2,654	$2,654	$1,962	$1,962

Total liabilities	$2,654	$2,654	$1,962	$1,962

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

We measure certain investments and non-financial assets (including property, plant and equipment) at fair value on a non-recurring basis in periods after initial measurement in circumstances when the fair value of such asset is impaired below its recorded cost. As of March 29, 2020 and December 29, 2019, there were no such items recorded at fair value, with the exception of certain non-marketable equity investments.

Held-to-Maturity Debt Securities

Our debt securities, classified as held-to-maturity, are Philippine government bonds that we maintain as collateral for business transactions within the Philippines. These bonds have various maturity dates and are classified as “Restricted short-term marketable securities” on our Condensed Combined Balance Sheets. As of both March 29, 2020 and December 29, 2019, these bonds had a carrying value of $6.2 million. We record such held-to-maturity investments at amortized cost based on our ability and intent to hold the securities until maturity. We monitor for changes in circumstances and events that would affect our ability and intent to hold such securities until the recorded amortized costs are recovered. No other-than-temporary impairment loss was incurred during the period presented. The held-to-maturity debt securities were categorized in Level 2 of the fair value hierarchy.

Non-Marketable Equity Investments

Our non-marketable equity investments are securities in privately-held companies without readily determinable market values. Non-marketable equity securities are classified within Level 3 in the fair value hierarchy because we estimate the value based on valuation methods using a combination of observable and unobservable inputs including valuation ascribed to the issuing company in subsequent financing rounds, volatility in the results of operations of the issuers and rights and obligations of the securities we hold. As of March 29, 2020 and December 29, 2019, we had $6.7 million and $7.9 million in investments accounted for under the measurement alternative method, respectively.

Equity Method Investments

Our investments accounted for under the equity method are described in Note 7. Equity Investments. We monitor these investments, which are included within “Other long-term assets” in our Condensed Combined Balance Sheets, for impairment and record reductions in the carrying values when necessary. Circumstances that indicate an other-than-temporary decline include Level 3 measurements such as the valuation ascribed to the issuing company in subsequent financing rounds, decreases in quoted market prices, and declines in the results of operations of the issuer.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Facility and Equipment Lease Commitments

We lease certain facilities under non-cancellable operating leases from third parties. We also lease certain buildings, machinery and equipment under non-cancellable finance leases.

We have disclosed quantitative information related to the lease contracts we have entered into as a lessee by aggregating the information based on the nature of the asset such that assets with similar characteristics and lease terms are shown within one single financial statement line item.

The table below presents the summarized quantitative information with regard to lease contracts we have entered into:

	Three Months Ended
(In thousands)	March 29, 2020	March 31, 2019
Operating leases:
Operating lease expense	$1,282	$1,080

Rent expense	$1,282	$668

Cash paid for amounts included in the measurement of lease liabilities
Cash paid for operating leases	$1,213	$1,148
Right-of-use assets obtained in exchange for lease obligations	$—	$13,139
Weighted-average remaining lease term (in years) – operating leases	6.4	5.3
Weighted-average discount rate – operating leases	9%	9%

The following table presents our minimum future rental payments on operating leases placed in service as of March 29, 2020.

		Payments Due by Fiscal Period
(In thousands)	Total	2020 (Remaining nine months)	2021	2022	2023	2024	Thereafter
Minimum future rental payments	$27,072	$2,992	$4,182	$3,814	$3,923	$3,912	$8,249

Purchase Commitments

We purchase raw materials for inventory and manufacturing equipment from a variety of vendors. During the normal course of business, in order to manage manufacturing lead times and help assure adequate supply, we enter into agreements with contract manufacturers and suppliers that either allow them to procure goods and services based on specifications defined by us, or that establish parameters defining our requirements. In certain instances, these agreements allow us the option to cancel, reschedule or adjust our requirements based on our business needs before firm orders are placed. Consequently, purchase commitments arising from these agreements are excluded from our disclosed future obligations under non-cancellable and unconditional commitments.

We also have agreements with several suppliers, including some of our non-consolidated investees, for the procurement of polysilicon, ingots, and wafers, as well as certain module-level power electronics and related equipment, which specify future quantities and pricing of products to be supplied by one vendor for periods of up to 2 years and provide for certain consequences, such as forfeiture of advanced deposits and liquidated damages relating to previous purchases, in the event that we terminate the arrangements or fail to satisfy our obligations under the agreements.

Future purchase obligations under non-cancellable purchase orders and long-term supply agreements as of March 29, 2020 are as follows:

(In thousands)	Total[1]	Fiscal 2020 (Remaining Nine Months)	Fiscal 2021	Fiscal 2022	Fiscal 2023	Thereafter
Future purchase obligations	$413,370	$375,316	$38,054	$—	$—	$—

[1]	Total future purchase obligations comprised of $99.6 million related to non-cancellable purchase orders and $313.8 million related to long-term supply agreements.

We expect that all obligations related to non-cancellable purchase orders for manufacturing equipment will be recovered through future cash flows of the solar cell manufacturing lines and solar panel assembly lines when such long-lived assets are placed in service. Factors considered important that could result in an impairment review include significant under-performance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets, and significant negative industry or economic trends. Obligations related to non-cancellable purchase orders for inventories match current and forecasted sales orders that will consume these ordered materials and actual consumption of these ordered materials is regularly compared to expected demand. We anticipate total obligations related to long-term supply agreements for inventories, some of which (in the case of polysilicon) are at purchase prices significantly above current market prices for similar materials available in the market, will be recovered because the quantities required to be purchased are expected to be utilized in the manufacture and profitable sale of solar power products in the future based on our long-term operating plans. Additionally, in order to reduce inventory and improve working capital, we have periodically elected to sell polysilicon inventory in the marketplace at prices below our purchase price, thereby incurring a loss. The terms of the long-term supply agreements are reviewed annually by us and we assess the need for any accruals for estimated losses on adverse purchase commitments, such as lower of cost or net realizable value adjustments that will not be recovered by future sales prices, forfeiture of advanced deposits and liquidated damages, as necessary.

Advances to Suppliers

As noted above, we have entered into agreements with various vendors, and such agreements with two of our vendors are structured as “take or pay” contracts, that specify future quantities and pricing of products to be supplied. Certain agreements also provide for penalties or forfeiture of advanced deposits in the event we terminate the arrangements. Under certain agreements, we were required to make prepayments to the vendors over the terms of the arrangements. As of March 29, 2020 and December 29, 2019, advances to suppliers totaled $112.4 million and $121.4 million, respectively, of which $98.5 million and $107.4 million are classified as “Advances to suppliers, current portion” in our Condensed Combined Balance Sheets. One supplier accounted for 100.0% of total advances to suppliers as of March 29, 2020 and December 29, 2019.

Advances from Customers

The estimated utilization of advances from customers included within “Contract liabilities, current portion” and “Contract liabilities, net of current portion” on our Condensed Combined Balance Sheets as of March 29, 2020 is as follows:

(In thousands)	Fiscal 2020 (Remaining Nine Months)	Fiscal 2021	Fiscal 2022	Fiscal 2023	Thereafter	Total
Estimated utilization of advances from customers	$15,887	$37,836	$23,447	$—	$—	$77,170

We have entered into other agreements with customers who have made advance payments for solar power products and systems. These advances will be applied as shipments of product occur. In relation to the agreement entered into with Total (see Note 2. Transactions with Total and Total S.A.); in March 2017, we received a prepayment totaling $88.5 million. As of March 29, 2020 and December 29, 2019, the advance payment from Total was $51.3 million and $53.0 million, respectively, of which $19.2 million and $17.6 million were classified as short-term in our Condensed Combined Balance Sheets, based on projected shipment dates.

Product Warranties

The following table summarizes accrued warranty activity for the three months ended March 29, 2020 and March 31, 2019:

	Three Months Ended
(In thousands)	March 29, 2020	March 31, 2019
Balance at the beginning of the period	$37,065	$50,754
Accruals for warranties issued during the period	1,180	5,133
Settlements and adjustments during the period	(4,579)	(3,700)

Balance at the end of the period	$33,666	$52,187

Liabilities Associated with Uncertain Tax Positions

Total liabilities associated with uncertain tax positions were $11.2 million and $12.8 million as of March 29, 2020 and December 29, 2019, respectively. These amounts are included within “Other long-term liabilities” in our Condensed Combined Balance Sheets as they are not expected to be paid within the next 12 months. Due to the complexity and uncertainty associated with our tax positions, we cannot make a reasonably reliable estimate of the period in which cash settlement, if any, would be made for our liabilities associated with uncertain tax positions in Other long-term liabilities.

Defined Benefit Pension Plans

As of March 29, 2020 and December 29, 2019, the underfunded status of our pension plans presented within “Other long-term liabilities” on our Condensed Combined Balance Sheets was $2.9 million and $3.0 million, respectively. The impact of transition assets and obligations and actuarial gains and losses are recorded within “Accumulated other comprehensive loss” and are generally amortized as a component of net periodic cost over the average remaining service period of participating employees. Total other comprehensive gain related to our benefit plans was $0.2 million as of March 29, 2020 and total other comprehensive loss related to our benefit plans was $1.8 million as of December 29, 2019. Refer to Note 8 Commitments and Contingencies, of the Notes to the annual Combined Financial Statements presented on Form 20-F for further information regarding defined benefit pension plans.

Indemnifications

In the ordinary course of business, the Company enters into contractual arrangements under which the Company may agree to indemnify a third party to such arrangement from any losses incurred relating to the services they perform on behalf of the Company or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. Historically, payments made related to these indemnifications have been immaterial.

Similarly, the Company enters into contractual arrangements under which Parent or other third parties agrees to indemnify the Company for certain litigation and claims to which we are a party. As the exposure related to these claims is directly attributable to the Company’s historical operations, the Company has recognized a liability in the amount of $0 and $2.7 million as of March 29, 2020 and December 29, 2019, respectively, consistent with the Company’s recognition and measurement principles and assumptions. The Company has also separately recognized a receivable for the indemnity provided by Total of $0.9 million and $1.1 million as of March 29, 2020 and December 29, 2019, respectively. This receivable is recognized utilizing the same recognition and measurement principles and assumptions that were used to measure the liability. The liability and receivable balances are recorded in “Other long-term liabilities” and “Other long-term assets”, respectively, in the Condensed Combined Balance Sheets.

Legal Matters

We are a party to various litigation matters and claims that arise from time to time in the ordinary course of our business. While we believe that the ultimate outcome of such matters will not have a material adverse effect on us, their outcomes are not determinable and negative outcomes may adversely affect our financial position, liquidity, or results of operations. In addition, under the Separation and Distribution Agreement we will enter into with Parent in connection with the spin-off, Parent has agreed to indemnify us for certain litigation claims to which certain of our subsidiaries are named the defendant or party. The liabilities related to these legal claims and an offsetting receivable from Parent are reflected on our historical Condensed Combined Balance Sheets as of March 29, 2020 and December 29, 2019.

NOTE 7. EQUITY INVESTMENTS

Our equity investments consist of equity method investments and equity investments without readily determinable fair value.

Our share of earnings (losses) from equity investments accounted for under the equity method is reflected as “Equity in earnings (losses) of unconsolidated investees” in our Condensed Combined Statements of Operations. The carrying value of our equity investments, classified as “other long-term assets” as of March 29, 2020 and December 29, 2019, are as follows:

	As of
(In thousands)	March 29, 2020	December 29, 2019
Equity method investments	$27,193	$26,533
Equity investments without readily determinable fair value (1)	6,680	7,860

Total equity investments	$33,873	$34,393

(1)

Includes a change in value of our investment for Deca Technologies attributable to partial return of capital and revaluation of our remaining shareholding in accordance with ASC 321 Investments – Equity Securities. During the three months ended March 29, 2020, we received a cash dividend of $2.5 million representing a return of capital. In addition, during the three months ended March 29, 2020, we recorded a gain of $1.3 million related to an increase in the fair value of our investment, based on observable market transactions with a third-party investor. This gain is presented within “Other, net” on our Condensed Combined Statement of Operations.

Related-party transactions with equity method investees are as follows:

	As of
(In thousands)	March 29, 2020	December 29, 2019
Accounts payable	$48,389	$62,811
Accrued liabilities	5,356	3,679

	Three Months Ended
(In thousands)	March 29, 2020	March 29, 2020
Payments made to investees for products/services	$74,281	$23,521

NOTE 8. TRANSACTIONS WITH PARENT AND NET PARENT INVESTMENT

Sales to Parent

During the three months ended March 29, 2020 and March 31, 2019, we had sales of $69.0 million and $60.2 million to Parent representing the sale of solar modules to Parent based on transfer prices determined based on management’s assessment of market-based pricing terms. Sales to Parent were recognized in line with our revenue recognition policy for sales to third-party customers, as discussed in Note 2. Summary of Significant Accounting Policies to the annual Notes to Combined Financial Statements presented on Form 20-F. As of March 29, 2020 and December 29, 2019, accounts receivable due from Parent related to these sales amounted to $15.7 million and $51.8 million, respectively.

Allocation of Corporate Expenses

As discussed in Note 2. Summary of Significant Accounting Policies, to the annual Notes to Combined Financial Statements presented on Form 20-F, the Condensed Combined Statements of Operations and Comprehensive Loss include an allocation of general corporate expenses from Parent for certain management and support functions. These allocations amounted to $4.4 million and $5.9 million for the three months ended March 29, 2020 and March 31, 2019, respectively, and are reflected in sales, general, and administration expenses. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the period presented. Allocated costs may differ from actual costs which would have been incurred if we had operated independently during the periods presented.

Our financial statements do not purport to reflect what results of operations, financial position, equity, or cash flows would have been if we had operated as a stand-alone company during the period presented. In December 2015, Parent issued 4.00% debentures due 2023, the proceeds of which were used to finance our solar cell manufacturing facility in the Philippines which relates to our historical business. As such, $4.3 million of interest expense associated with the 4.00% debentures due 2023 is reflected in the Condensed Combined Statements of Operations and Comprehensive Loss for each of the periods ended March 29, 2020 and March 31, 2019.

Net Parent Investment

Net Parent investment on the Condensed Combined Balance Sheets and Condensed Combined Statements of Equity represents Parent’s historical investment in the Company, the net effect of transactions with and allocations from Parent and the Company’s accumulated earnings. Refer to Note 10. Transactions With Parent And Net Parent Investment, of the annual Notes to Combined Financial Statements presented on Form 20-F for further information regarding Net Parent investments. All significant transactions between the Company and Parent have been included in the accompanying condensed combined financial statements. Transactions with Parent are reflected in the accompanying Condensed Combined Statements of Equity as “Net Parent contribution”.

Net Parent Contributions

The components of Net Parent contribution on the Condensed Combined Statements of Equity for the three months ended March 29, 2020 and March 31, 2019 were as follows:

	Three Months Ended
(In thousands)	March 29, 2020	March 31, 2019
General financing activities	$25,392	$2,065
Corporate allocations	4,427	5,865
Interest expense financed and paid by Parent	4,250	4,250
Stock-based compensation expense	1,889	1,269

Total Net Parent contributions per Condensed Combined Statement of Equity	$35,958	$13,449

A reconciliation of Net Parent contributions in the Condensed Combined Statements of Equity to the corresponding amount presented on the Condensed Combined Statements of Cash Flows for the period presented was as follows:

	Three Months Ended
(In thousands)	March 29, 2020	March 31, 2019
Total Net Parent contribution per Condensed Combined Statements of Equity	$35,958	$13,449
Interest expense financed and paid by Parent	(4,250)	(4,250)
Stock-based compensation expense	(1,889)	(1,269)
Other	(546)	(2,228)

Total Net Parent contribution per Condensed Combined Statements of Cash Flows	$29,273	$5,702

NOTE 9. DEBT AND CREDIT SOURCES

In 2019, Parent entered into a Master Buyer Agreement, which entitles us to financing through HSBC Bank Malaysia Berhad to settle our outstanding vendor obligations. The agreement entitles us to combined financing of $25.0 million at an interest rate of 1.4% per annum over LIBOR interest rate over a maximum financing tenor of 90 days. As of March 29, 2020 and December 29, 2019, the face value of this outstanding debt was $5.0 million and $22.0 million recorded in “Short term debt” on the Condensed Combined Balance Sheets.

In June 2018, Parent entered into a Revolving Credit agreement which entitles us to import and export combined financing of $50.0 million through Standard Chartered Bank Malaysia Berhad at a 1.5% per annum over LIBOR interest rate over a maximum financing tenor of 90 days.

As of March 29, 2020 and December 29, 2019, the face value of this outstanding debt was $40.9 million and $37.7 million, respectively, recorded in “Short term debt” on the Condensed Combined Balance Sheets, the total amount of which will mature in fiscal 2020. During the three months ended March 29, 2020 and March 31, 2019, the Company recorded interest expense of $0.3 million and $0.4 million, respectively, related to this debt, which is reported as interest expense on the Condensed Combined Statements of Operations.

In June 2012, Parent entered into an Onshore Foreign Currency Loan agreement through Bank of China (Malaysia) Berhad, which provides for the issuance, upon our request, of letters of credit to support our obligations. The agreement entitles us to combined financing of $10.0 million at an interest rate of 1.0% per annum over Cost of Funds Rate for a minimum financing tenor of 7 days and maximum financing tenor of 90 days. This facility was terminated in December 2019.

NOTE 10. DERIVATIVE FINANCIAL INSTRUMENTS

The following tables present information about our hedge instruments measured at fair value on a recurring basis as of March 29, 2020 and December 29, 2019 all of which utilize Level 2 inputs under the fair value hierarchy:

(In thousands)	Balance Sheet Classification	March 29, 2020	December 29, 2019
Assets:
Derivatives designated as hedging instruments:
Foreign currency forward option contracts	Prepaid expenses and other current assets	$2,044	$514
Derivatives not designated as hedging instruments:
Foreign currency forward exchange contracts	Prepaid expenses and other current assets	732	488

		$2,776	$1,002

Liabilities:
Derivatives designated as hedging instruments:
Foreign currency forward exchange contracts	Accrued liabilities	$1,092	$922
Foreign currency forward exchange contracts	Accrued liabilities	—	461

		$1,092	$1,383

Derivatives not designated as hedging instruments:
Foreign currency forward option contracts	Accrued liabilities	$32	$—

Foreign currency forward exchange contracts	Accrued liabilities	1,530	579

		$1,562	$579

	March 29, 2020
			Gross Amounts Not Offset in the Condensed Combined Balance Sheets, but Have Rights to Offset
(In thousands)	Gross Amounts	Net Amounts Presented	Financial Instruments
Derivative assets	$2,776	$2,776	$2,776
Derivative liabilities	2,654	2,654	2,654

	December 29, 2019
			Gross Amounts Not Offset in the Condensed Combined Balance Sheets, but Have Rights to Offset
(In thousands)	Gross Amounts	Net Amounts Presented	Financial Instruments
Derivative assets	$1,002	$1,002	$1,002
Derivative liabilities	1,962	1,962	1,962

Foreign Currency Exchange Risk

Non-Designated Derivatives Hedging Transaction Exposure

Derivatives not designated as hedging instruments consist of forward and option contracts used to hedge re-measurement of foreign currency denominated monetary assets and liabilities primarily for intercompany transactions, receivables from customers, and payables to third parties. Changes in exchange rates between our subsidiaries’ functional currencies and the currencies in which these assets and liabilities are denominated can create fluctuations in our reported condensed combined financial position, results of operations and cash flows. As of March 29, 2020, to hedge balance sheet exposure, we held forward contracts with an aggregate notional value of $114.8 million. These foreign currency forward contracts have maturity of six month or less. As of December 29, 2019, to hedge balance sheet exposure, we held forward contracts with aggregate notional value of $17.5 million. These contracts matured in January 2020.

Credit Risk

Our option and forward contracts do not contain any credit-risk-related contingent features. We are exposed to credit losses in the event of nonperformance by the counterparties to these option and forward contracts. We enter into derivative contracts with high-quality financial institutions and limit the amount of credit exposure to any single counterparty. In addition, we continuously evaluate the credit standing of our counterparties.

NOTE 11. INCOME TAXES

In the three months ended March 29, 2020, our income tax provision of $0.5 million on a loss before income taxes and equity in earnings of unconsolidated investees of $30.9 million was primarily due to projected tax expense in foreign jurisdictions that are profitable, offset by tax benefit related to release of tax reserves in foreign jurisdictions due to lapse of statutes of limitation. Our income tax provision of $2.1 million in the three months ended March 31, 2019 on a loss before income taxes and equity in earnings of unconsolidated investees of $69.9 million was primarily due to tax expense in foreign jurisdictions that are profitable.

In the three months ended March 29, 2020, in accordance with FASB guidance for interim reporting of income tax, we have computed our provision for income taxes based on a projected annual effective tax rate while excluding loss jurisdictions which cannot be benefited. Our projected effective tax rate is based on forecasted annualized results which may fluctuate significantly in future periods, in particular due to the uncertainty in our annual forecasts resulting from the unpredictable duration and severity of the COVID-19 pandemic on our operating results.

Total liabilities associated with uncertain tax positions were $11.2 million and $12.8 million as of March 29, 2020 and December 29, 2019, respectively. The decrease of $1.6 million was primarily related to the release of tax reserves in various foreign jurisdictions due to lapse of statute of limitations.

NOTE 12. STOCK-BASED COMPENSATION

The following table summarizes the stock-based compensation expense by line item in the Condensed Combined Statements of Operations:

	Three Months Ended
(In thousands)	March 29, 2020	March 31, 2019
Cost of revenue	$466	$—
Research and development	457	284
Sales, general and administrative	966	985

Total stock-based compensation expense	$1,889	$1,269

	Three Months Ended
(In thousands)	March 29, 2020	March 31, 2019
Restricted stock units	$2,123	$1,745
Change in stock-based compensation capitalized in inventory	(234)	(476)

Total stock-based compensation expense	$1,889	$1,269

NOTE 13. SEGMENT AND GEOGRAPHICAL INFORMATION

We determine operating segments based on how our chief operating decision maker (“CODM”) manages the business, including making operating decisions, deciding how to allocate resources and evaluating operating performance. Our CODM is our Chief Executive Officer who reviews our operating results on a combined basis. We operate in a single operating segment and a single reportable segment based on the operating results available and evaluated regularly by our CODM to make decisions about resource allocation and assess performance. The following table summarizes the allocation of net revenues based on geography:

	Three Months Ended
(In thousands)	March 29, 2020	March 31, 2019
United States1	$70,467	$64,442
France	27,435	39,564
Japan	34,118	14,523
China	538	26,547
Rest of world	95,082	83,995

Total revenues	$227,640	$229,071

[1]

During three months ended March 29, 2020 and March 31, 2019, we had sales of $69.0 million and $60.2 million, respectively, to Parent representing the sale of solar modules to Parent at transfer prices determined based on management’s assessment of market-based pricing terms.

Revenues are attributed to U.S. and international geographies primarily based on the destination of the shipments.

NOTE 14. SUBSEQUENT EVENTS

For the purposes of this filing, the Company has evaluated the effects of subsequent events through July 6, 2020.

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus (COVID-19) a pandemic, which continues to spread globally and has resulted in authorities implementing numerous measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. While we are unable to accurately predict the full impact over time that the COVID-19 pandemic will have on our operations, financial condition, liquidity and cash flows due to numerous uncertainties, including the duration and severity of the pandemic and containment measures, our compliance with these measures has impacted our business and operations and could disrupt that of our customers, suppliers and other counterparties.

During the three months ended June 28, 2020, we recorded excess capacity costs of $19.0 million attributable to the temporary idling of our manufacturing facilities in France, Malaysia, Mexico and in the Philippines in response to the outbreak of the COVID-19 pandemic. All manufacturing facilities restarted at various times in May 2020. We will continue to monitor the impact of the pandemic on our business beyond July 2020.